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                                                           Exhibit (A)(8)(a)(vi)



                         AMENDMENT TO SERVICE AGREEMENT


         This Amendment to the Service Agreement dated as of June 1, 1988 is entered into as of the 31st day of May, 1998 between The Manufacturers Life Insurance Company ("Manufacturers"), a mutual life insurance company organized under the laws of Canada, The Manufacturers Life Insurance Company (U.S.A.) ("Manufacturers USA") and The Manufacturers Life Insurance Company of America ("Manufacturers of America"), both of which being a stock life insurance company domiciled in the State of Michigan.


                                   WITNESSETH

         WHEREAS, Manufacturers and Manufacturers USA have entered into a Service Agreement with Manufacturers of America (the "Service Agreement") pursuant to which Manufacturers or Manufacturers USA will provide to Manufacturers of America all issue, administrative, investment, general services and recording functions with respect to all of its insurance policies; and

         WHEREAS by an agreement dated May 31, 1993, the Service Agreement was extended for a period of 5 years, which extension is due to expire on May 31, 1998;

         WHEREAS, the Board of Directors of Manufacturers of America voted to extend the terms of the Agreement

         NOW, THEREFORE, Manufacturers, Manufacturers USA and Manufacturers of America hereby agree that the Agreement shall be extended for 5 years effective as of 12:01 A.M. (EDT), June 1, 1998 and shall expire at Midnight, May 31, 2003 provided that either party may terminate the Agreement prior thereto without penalty, by 60 days' notice in writing, delivered personally or addressed to the other at its home office.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal by their duly authorized officers as of the 31st day of May, 1998.





                                 THE MANUFACTURERS LIFE INSURANCE COMPANY


                                 By:   __________________________________

                                 Its:    ________________________________





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                           THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

                           By:   _____________________________________________

                           Its:    ___________________________________________



                           THE MANUFACTURERS LIFE INSURANCE COMPANY OF AMERICA

                           By:   _____________________________________________

                           Its:    ___________________________________________